PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                                                                                Contact:  Mark F. Bradley
July 27, 2009                                                                                                                                                                                                                                               President and CEO
                                                                                                                                                                                                                                                                     (740) 373-3155

PEOPLES BANCORP INC. APPOINTS NEW DIRECTORS
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MARIETTA, Ohio – Peoples Bancorp Inc. (Nasdaq: PEBO) announced the recent election of Dave M. Archer and Brenda F. Jones, M.D. as directors of the company.  The Peoples Bancorp Board of Directors unanimously approved the appointments of Mr. Archer and Dr. Jones at the company’s July 23rd board meeting.
“Dave and Brenda are welcome additions to the Peoples Bancorp board of directors,” said Mark F. Bradley, President and CEO of Peoples Bancorp Inc.  “Their extensive experience as Peoples Bank directors and diverse business backgrounds will be positive influences on our company.”  The appointments increase the number of Peoples Bancorp directors to 14.
Since 1993, Archer has served as a director of Peoples Bank, the national bank subsidiary of Peoples Bancorp Inc.  Dr. Jones has served as a director of Peoples Bank since 1994.
Archer is owner, President and CEO of several companies based in southeastern Ohio, including Pioneer Pipe, Inc.  His companies represent one of the largest full-service construction and fabrication groups in the United States, specializing in general, mechanical, and electrical construction, as well as pipe and steel fabrication and installation.  He also volunteers his time in many community service projects and charitable organizations.  Archer and his family reside in the Marietta, Ohio area.
Since 1991, Dr. Jones has been Medical Director of Marietta Ophthalmology Associates, Inc.  She is a graduate of Brown University and the medical school at the University of North Carolina in Chapel Hill.  Dr. Jones is a member of the American Academy of Ophthalmology (Fellow), Ohio Ophthalmology Society, American Medical Association, National Medical Association and Research to Prevent Blindness.  Dr. Jones and her family are residents of Marietta, Ohio.
Archer’s term as a director of Peoples Bancorp runs through the shareholders’ annual meeting date in 2010.  Dr. Jones’ term will be through the shareholders’ annual meeting date in 2011.
Peoples Bancorp Inc. is a diversified financial products and services company with $2.0 billion in assets, 47 locations and 39 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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